Exhibit 107

Calculation of Filing Fee Tables

FORM TO-I

(Form Type)

Lord Abbett Private Credit Fund S
(Name of Issuer)

Lord Abbett Private Credit Fund S
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$10,610,732.56	(1)	0.00008700	$923.13	(2)
Fees Previously Paid	$0.0			$0.0
Total Transaction Valuation	$10,610,732.56	(1)
Total Fees Due for Filing				$923.13	(2)
Total Fees Previously Paid				$0.0
Total Fee Offsets
Net Fee Due				$923.13	(2)

(1) Calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 per share, of Lord Abbett Private Credit Fund S (“Shares”), based upon the net asset value per Share as of August 31, 2026 of $24.64. This amount is based upon the offer to purchase up to 430,630.38 Shares.

(2) Calculated at $87.00 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Fee Rate Advisory No. 1 for Fiscal Year 2027.